CONSULTING AGREEMENT

        This Agreement is entered into as of the 1st day of June, 1996, by and between METALCLAD CORPORATION, a Delaware corporation (hereinafter the
    Company ), and GORDON M. LIDDLE (hereinafter Consultant ) under the following terms and conditions:

                                    RECITALS:

        WHEREAS, it is in the best interest of the Company to retain the services of Consultant to consult with the officers of the Company on matters concerning the business of Metalclad Corporation, upon the terms and conditions hereinafter set forth; and

        WHEREAS, the compensation payable to Consultant will consist of monthly cash payments; and

        WHEREAS, in connection with the engagement of Consultant by the Company, the Company desires to restrict Consultant s rights to compete with the business of the Company;

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

   1.  TERM

        The term of this Agreement shall be for a period of 19 months, commencing on the effective date of this Agreement subject however, to prior termination as provided hereinbelow, in Paragraph 5 and 6.

   2.  COMPENSATION; COMMITMENT OF TIME; INDEPENDENT CONTRACTOR STATUS

        2.1 The Company shall pay Consultant during the term hereof a consulting fee at the rate of $5,000.00 per month, which compensation shall be paid to Consultant in equal semi-monthly installments.

        2.2 Consultant shall be required to devote such time to the performance of his duties as Consultant deems necessary to accomplish the tasks to be performed by him as outlined in Exhibit A, a copy of which is attached hereto and incorporated herein by this reference. Consultant shall be responsible for the performance of the services set forth in Exhibit A, but shall determine the method, details, and means for the performance of such services. At the end of each fiscal quarter during the term of this Agreement, Consultant shall provide a memorandum to the Company describing in reasonable detail the status of the services rendered during the previous fiscal quarter and a report on the business of the Company during such period.

        2.3 Consultant shall be an independent contractor with respect to the engagement contemplated by this Agreement. Consultant shall be responsible for all self-employment taxes and other taxes as are required with respect to compensation paid by a corporation to an independent contractor.

   3.  COVENANT NOT TO COMPETE

        During the term of this Agreement, Consultant shall not, without the express written consent of the Company, engage in any activity competitive with and/or adverse to the Company s business or practice (whether alone, as a partner, or as an officer, director, employee or shareholder of any other corporation, or a trustee or fiduciary or any other representative of any other entity).

   4.  SERVICES

        4.1 Consultant agrees to devote sufficient time (subject to the limitations set forth in this Paragraph 4) to the performance of those duties and accomplishment of those goals set forth in Exhibit A . Consultant shall report and shall be responsible to the Board of Directors and Chief Executive Officer of the Company. Consultant agrees that he will serve the Company faithfully, diligently, competently and to the best of his ability until the termination of his engagement hereunder.

        4.2 The parties agree that the services to be rendered by Consultant pursuant to this Agreement are contemplated to be performed primarily at the offices of Consultant. However, Consultant agrees to perform periodic on-site evaluations at the business offices of the Company or of any subsidiary as Consultant deems reasonably necessary.

   5.  EFFECTIVE DATE

        The effective date of this Agreement shall be June 1, 1996.

   6.  TERMINATION

        6.1 This Agreement shall terminate upon the occurrence of any of the following events:

             (a) Upon the expiration of the term of this Agreement, pursuant to Paragraph 1 hereof.

             (b) Whenever the Company and Consultant shall mutually agree to termination in writing.

             (c)  Upon the death of Consultant.

             (d) Upon the disability of the Consultant due to physical disability or other incapacity which renders Consultant unable to perform the duties required of him for 60 calendar days and upon 30 days written notice by the Company.

             (e)  For cause upon the occurrence of any of the following:

                  (i) Consultant s personal dishonesty directly relating to his engagement;









                 (ii) Consultant s willful misconduct in the carrying out of his duties;

                (iii) Consultant s breach of a fiduciary duty involving personal profit;

                 (iv) Consultant s intentional or habitual failure to perform stated duties;

                  (v) Consultant s willful violation of any law, rule or regulation resulting in a felony conviction by a court of competent jurisdiction;

                 (vi) Consultant s material breach of any provisions of this Agreement.

             (f) Upon Consultant s breach of any of the terms of this Agreement, Consultant shall receive written notice of the breach which notice shall be set forth the term(s) of this Agreement which was (were) breached and recommendations from 120 days from the date of notice, then at the Company s option, this Agreement shall be terminated on the day immediately following the period in which Consultant was to cure the breach.

        6.2 Upon termination for any of the foregoing causes, the Consultant shall be entitled to receive 100% of only the compensation which Consultant would otherwise be entitled to as of the date of this termination.

   7.  TERMINATION WITHOUT CAUSE

        The Company may terminate Consultant, without cause, upon 90 days written notice to Consultant. In the event of termination without cause, the Consultant shall be entitled to a severance allowance payable in the manner in which Consultant received his compensation under this Agreement for the period remaining under this Agreement if it were to continue for its full term. The severance allowance shall be equal to 100% of the compensation which Consultant would otherwise be entitled to if this Agreement were to continue for its full term.

   8.  EXPENSES

        8.1 Consultant shall be entitled to reimbursement of all reasonable expenses actually incurred in the course of his engagement. Commuting expenses Consultant shall submit to the Company a standardized expense report form, provided by the Company, and shall attach thereto receipts for all expenditure. Automobile expenses shall be reimbursed at a maximum mileage rate allowed by the Internal Revenue Service.

        8.2 The Company shall reimburse employee within 15 days after submission by Consultant of his expense report.

   9.  THE COMPANY S AUTHORITY









        Consultant agrees to observe and comply with the reasonable rules and regulation so the Company as adopted by the Company s Board of Directors either orally or in writing respecting performance of his duties and to carry out and perform orders, directions and policies stated by the Board of Directors, to him from time to time, either orally or in writing.

   10.  NON-TRANSFERABILITY

        This Agreement shall not be transferable or assignable by Consultant, nor shall Consultant s interest herein be transferred or assigned by operation of law, and any assignment or attempted assignment, transfer, mortgage, hypothecation, or pledge of this Agreement or his interest herein by Consultant, shall be null and void.

   11.  NOTICES

         All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given at the time when ailed in any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope, addressed to the parties stated below or to such changed address as such party may have fixed by notice:

        TO THE COMPANY:     Chief Executive Officer
                            Metalclad Corporation
                            3737 Birch Street, Suite 300
                            Newport Beach, California  92660

        COPY TO:            Bruce H. Haglund, Esq.
                            Gibson, Haglund & Johnson
                            2010 Main Street, Suite 400
                            Irvine, California  92714

        CONSULTANT:         Gordon M. Liddle
                            4100 South 4400 West
                            West Valley City, Utah 84120

   12.  ENTIRE AGREEMENT

        This Agreement supersedes any and all Agreements, whether oral or written, between the parties hereto, with respect to the employment of Consultant by the Company and contains all of the covenants and Agreements between the parties with respect to the rendering of such serves in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to such employment not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by all the parties hereto.

   13.  PARTIAL INVALIDITY

        If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

   14.  ATTORNEYS  FEES

        If any action in law or equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

   15.  GOVERNING LAW

        This Agreement will be governed by and construed in accordance with the laws of the State of California.

   16.  BINDING NATURE

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

   17.  WAIVER

        No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

   18.  CORPORATE APPROVALS

        The Company represents and warrant that the execution of this Agreement by their respective corporate officers named below have been duly authorized by the Board of Directors of the Company, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company enforceable in accordance with its terms.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

    THE COMPANY
   METALCLAD CORPORATION
   By: /s/Grant S. Kesler
       Grant S. Kesler,
       Chief Executive Officer


    CONSULTANT
   /s/Gordon M. Liddle
   GORDON M. LIDDLE